Exhibit 99.1

GENTEX REPORTS SECOND QUARTER 2024 FINANCIAL RESULTS

    ZEELAND, MI -- (GLOBE NEWSWIRE - July 26, 2024) - Gentex Corporation (NASDAQ: GNTX), a leading supplier of digital vision, connected car, dimmable glass and fire protection technologies, today reported financial results for the three and six months ended June 30, 2024.
2nd Quarter 2024 Summary
•Net sales of $572.9 million
•Gross profit margin of 32.9%
•Income from operations of $114.9 million
•Net income of $86.0 million
•Earnings per diluted share of $0.37

    For the second quarter of 2024, the Company reported net sales of $572.9 million, compared to net sales of $583.5 million in the second quarter of 2023. For the second quarter of 2024, light vehicle production in North America, Europe and Japan/Korea declined by 3%, compared to the second quarter of 2023. "During the second quarter of 2024, light vehicle production weakened in most of our primary markets. In fact, the quarter began with sales coming close to forecast for both April and May, but then saw a significant change in June that left us well below our forecast for the quarter. In total, the Company's revenue for the second quarter of 2024 fell short of our beginning of quarter forecast by approximately $50 million, with the biggest impact coming from expected shipments to some of our largest customers,” said Gentex President and CEO, Steve Downing. “As we look to the second half of 2024, light vehicle production forecasts continue to show weakness versus prior year performance, but we expect to return to meaningful outgrowth versus the underlying market in the second half of this year,” commented Downing.
For the second quarter of 2024, the gross margin was 32.9%, compared to a gross margin of 33.1% for the second quarter of 2023. The second quarter of 2024 gross margin was primarily impacted by sales levels that were well below our forecast for the quarter and slightly lower than prior year levels. Additionally, unfavorable product mix resulted from the lower than expected shipment levels, with full display mirror unit shipments and exterior mirror unit shipments being the most effected. “Unfortunately,

Exhibit 99.1
the lower sales levels and weak product mix more than offset the positive impact of purchasing cost reductions for the quarter. While our material cost reductions are in-line with our estimates for 2024, our gross margin recovery plan for this year is partially dependent on sales growth and product mix improvements that did not materialize during the second quarter” commented Downing. “Given our historical contribution margins on incremental sales, we believe that our gross margins would have been in line with our overall plan for 2024 had revenue been close to our forecast. Overall, we are very pleased with our progress on the margin recovery plan that we estimated would take until the end of 2024 to complete. While the gross margin for the second quarter did not meet our expectations, we continue to believe we have the right plan and team to execute our full gross margin recovery plan,” said Downing.
Operating expenses during the second quarter of 2024 increased by 12% to $73.7 million, compared to operating expenses of $65.8 million in the second quarter of 2023. Operating expenses increased quarter over quarter primarily due to staffing and engineering related professional fees. “Our operating expenses are trending in line with our expectations for the full year, with increases primarily focused on R&D and launches of new programs and products. Operating expenses, especially R&D expenses, are expected to continue at the current pace for the rest of this year, as we continue to invest in innovative products and technologies, new business awards, and VA/VE initiatives for cost optimization of our bill of materials,” said Downing.
    Income from operations for the second quarter of 2024 was $114.9 million, compared to income from operations of $127.3 million for the second quarter of 2023.
Other Income swung to a loss of $13.5 million during the second quarter of 2024, compared to income of $1.3 million in the second quarter of 2023. The change was primarily driven by non-cash losses of $18.3 million resulting from mark-to-market adjustments and other market adjustments of certain holdings within the Company's tech investment portfolio, which were partially offset by interest income.
During the second quarter of 2024, the Company had an effective tax rate of 15.1%, which was primarily driven by the benefit of the foreign derived intangible income deduction.
Net income for the second quarter of 2024 was $86.0 million, compared to net income of $109.2 million for the second quarter of 2023. The decrease in net income for the second quarter was driven by

Exhibit 99.1
the lower net sales and income from operations compared to the second quarter of 2023 as well as the previously mentioned changes in other income.
Earnings per diluted share for the second quarter of 2024 were $0.37, compared to earnings per diluted share of $0.47 for the second quarter of 2023. Earnings per diluted share for the second quarter of 2024 were impacted by the lower net sales and operating income as well as the previously mentioned changes in Other Income for the quarter.
    Automotive net sales in the second quarter of 2024 were $559.3 million compared to $574.1 million in the second quarter of 2023. Auto-dimming mirror unit shipments decreased by 6% during the second quarter of 2024, compared to the second quarter of 2023.
    Other net sales in the second quarter of 2024, which includes dimmable aircraft windows and fire protection products, were $13.6 million, compared to other net sales of $9.4 million in the second quarter of 2023. Fire protection sales increased by $1.3 million for the second quarter of 2024, compared to the second quarter of 2023. Dimmable aircraft window sales increased by $2.9 million for the second quarter of 2024, compared to the second quarter of 2023.
Share Repurchases
During the second quarter of 2024, the Company repurchased 1.4 million shares of its common stock at an average price of $34.43 per share. As of June 30, 2024, the Company has approximately 13.2 million shares remaining available for repurchase pursuant to its previously announced share repurchase plan. The Company intends to continue to repurchase additional shares of its common stock in the future in support of the previously disclosed capital allocation strategy, but share repurchases will vary from time to time and will take into account macroeconomic issues, market trends, and other factors that the Company deems appropriate.
Future Estimates
The Company’s current forecasts for light vehicle production for the third quarter of 2024, and full years 2024 and 2025, are based on the mid-July 2024 S&P Global Mobility forecast for light vehicle production in North America, Europe, Japan/Korea, and China. Light vehicle production in these markets is expected to decrease by approximately 5% for the third quarter of 2024, versus the same quarter in 2023. For calendar year 2024, light vehicle production in these markets is now forecasted to decline

Exhibit 99.1
approximately 2% when compared with light vehicle production in calendar year 2023. Light vehicle production for calendar year 2025 is forecasted to increase by 2% versus the calendar year 2024 forecast in these markets. Third quarter 2024 and calendar years 2024 and 2025 forecasted vehicle production volumes from S&P Global Mobility are shown below:

Light Vehicle Production (per S&P Global Mobility mid-July light vehicle production forecast)
(in Millions)
Region	Q3 2024	Q3 2023	% Change	Calendar Year 2025	Calendar Year 2024	Calendar Year 2023	2025 vs 2024 % Change	2024 vs 2023 % Change
North America	3.85	3.94	(2)%	15.94	15.77	15.68	1%	1%
Europe	3.72	3.94	(6)%	17.26	17.14	17.97	1%	(5)%
Japan and Korea	3.07	3.13	(2)%	12.05	12.12	12.80	(1)%	(5)%
China	7.09	7.56	(6)%	30.62	29.06	29.04	5%	—%
Total Light Vehicle Production	17.73	18.57	(5)%	75.87	74.09	75.49	2%	(2)%

Based on this light vehicle production forecast and actual results for the first six months of 2024, the Company is making certain changes to its previously provided guidance for calendar year 2024 as shown in the table below.

2024 Annual Guidance
	Original Guidance	As of July 26, 2024
Revenue	$2.45 - $2.55 billion	$2.40 - $2.50 billion
Gross Margin	34% - 35%	34% - 34.5%
Operating Expenses	$295 -$305 million	$295 -$305 million
Tax Rate	16% - 18%	15% - 16%
Capital Expenditures	$225 - $250 million	$175 - $200 million
Depreciation & Amortization	$95 - $105 million	$95 - $100 million

Additionally, based on the Company’s updated forecast for light vehicle production for calendar year 2025 as well as year to date actual results for calendar year 2024, the Company is updating calendar year 2025 revenue estimates to approximately $2.6 - $2.7 billion.
"The Company continues to be on pace for record revenue in 2024 and 2025, despite the recent changes to the light vehicle production environment, vehicle mix and regional mix that impacted our performance in the second quarter. Additionally, tremendous work has been accomplished on our gross margin improvement plan despite the temporary step back during the second quarter of this year. We

Exhibit 99.1
fully expect to achieve our ultimate goal of a 35 – 36% margin for the Company, even if there is a slight delay in achieving those results. Given the market conditions, we have adjusted our estimates for 2024 and for 2025, based on the impact of the second quarter of this year, but we continue to forecast strong growth and profitability as we head into the second half of this year and prepare for 2025,” concluded Downing.
Safe Harbor for Forward-Looking Statements
    This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “guidance,” “hope,” “intend,” "likely", “may,” “opinion,” “optimistic,” “plan,” “poised,” “predict,” “project,” “should,” “strategy,” “target,” “will,” "work to," and variations of such words and similar expressions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described. These risks and uncertainties include, without limitation: changes in general industry or regional market conditions, including the impact of inflation; changes in consumer and customer preferences for our products (such as cameras replacing mirrors and/or autonomous driving); our ability to be awarded new business; continued uncertainty in pricing negotiations with customers and suppliers; loss of business from increased competition; changes in strategic relationships; customer bankruptcies or divestiture of customer brands; fluctuation in vehicle production schedules (including the impact of customer employee strikes); changes in product mix; raw material and other supply shortages; labor shortages, supply chain constraints and disruptions; our dependence on information systems; higher raw material, fuel, energy and other costs; unfavorable fluctuations in currencies or interest rates in the regions in which we operate; costs or difficulties related to the integration and/or ability to maximize the value of any new or acquired technologies and businesses; changes in regulatory conditions; warranty and recall claims and other litigation and customer reactions thereto; possible adverse results of pending or future litigation or infringement claims; changes in tax laws; import and export duty and tariff

Exhibit 99.1
rates in or with the countries with which we conduct business; negative impact of any governmental investigations and associated litigation, including securities litigation relating to the conduct of our business; and force majeure events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made.
The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the NASDAQ Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties identified under the heading “Risk Factors” in the Company’s latest Form 10-K and Form 10-Q filed with the SEC, which risks and uncertainties include supply chain constraints that have affected, are affecting, and will continue to affect, general economic and industry conditions, customers, suppliers, and the regulatory environment in which the Company operates. Includes content supplied by S&P Global Mobility Light Vehicle Production Forecast of July 17, 2024 (http://www.gentex.com/forecast-disclaimer).
Second Quarter Conference Call
    A conference call related to this news release will be simulcast live on the Internet beginning at 9:30 a.m. ET today, July 26, 2024. Participants who wish to ask questions may register for the call at https://register.vevent.com/register/BIf7fb8a2d1c3548749b75c0f597d02049 to receive the dial-in numbers and unique PIN to access the call. It is recommended that participants join 10 minutes prior to the event start, although they may register ahead of the call and dial in at any time during the call. Participants may listen to the call via audio streaming https://edge.media-server.com/mmc/p/h6z9zkf5/. A webcast replay will be available approximately 24 hours after the conclusion of the call at http://ir.gentex.com/events-and-presentations/upcoming-past-events.
About the Company
    Founded in 1974, Gentex Corporation (The NASDAQ Global Select Market: GNTX) is a leading supplier of digital vision, connected car, dimmable glass and fire protection technologies. Visit the Company’s web site at www.gentex.com.

Exhibit 99.1
Contact Information:
Gentex Investor & Media Contact
Josh O'Berski
(616)772-1590 x5814

Exhibit 99.1

GENTEX CORPORATION
AUTO-DIMMING MIRROR SHIPMENTS
(Thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2024	2023	% Change	2024	2023	% Change
North American Interior Mirrors	2,346	2,399	(2)%	4,608	4,825	(4)%
North American Exterior Mirrors	1,705	1,800	(5)%	3,326	3,419	(3)%
Total North American Mirror Units	4,051	4,199	(4)%	7,934	8,244	(4)%
International Interior Mirrors	5,189	5,620	(8)%	10,744	11,391	(6)%
International Exterior Mirrors	2,944	3,102	(5)%	5,978	6,003	—%
Total International Mirror Units	8,133	8,722	(7)%	16,721	17,394	(4)%
Total Interior Mirrors	7,535	8,019	(6)%	15,352	16,216	(5)%
Total Exterior Mirrors	4,649	4,902	(5)%	9,304	9,422	(1)%
Total Auto-Dimming Mirror Units	12,184	12,921	(6)%	24,655	25,638	(4)%

Note: Percent change and amounts may not total due to rounding.

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net Sales	$572,925,778	$583,472,846	$1,163,150,989	$1,134,234,157

Cost of Goods Sold	384,362,469	390,389,807	772,350,073	766,413,887
Gross Profit	188,563,309	193,083,039	390,800,916	367,820,270

Engineering, Research & Development	44,003,994	37,973,790	86,185,980	72,627,537
Selling, General & Administrative	29,675,293	27,819,861	60,384,602	54,652,698
Operating Expenses	73,679,287	65,793,651	146,570,582	127,280,235

Income from Operations	114,884,022	127,289,388	244,230,334	240,540,035

Other Income/(Loss)	(13,553,043)	1,314,396	(15,251,428)	4,058,851
Income before Income Taxes	101,330,979	128,603,784	228,978,906	244,598,886

Provision for Income Taxes	15,290,541	19,448,381	34,707,753	37,865,222

Net Income	$86,040,438	$109,155,403	$194,271,153	$206,733,664

Earnings Per Share(1)
Basic	$0.37	$0.47	$0.84	$0.88
Diluted	$0.37	$0.47	$0.84	$0.88

Cash Dividends Declared per Share	$0.120	$0.120	$0.240	$0.240

(1) Earnings Per Share has been adjusted to exclude the portion of net income allocated to participating securities as a result of share-based payment awards.

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2024	December 31, 2023
	(Unaudited)	(Note)
ASSETS
Cash and Cash Equivalents	$260,241,951	$226,435,019
Short-Term Investments	15,534,338	14,356,476
Accounts Receivable, net	306,565,681	321,809,868
Inventories	463,492,305	402,473,028
Other Current Assets	38,049,578	32,663,762
Total Current Assets	1,083,883,853	997,738,153

Plant and Equipment - Net	679,486,957	652,877,672

Goodwill	340,105,631	340,105,631
Long-Term Investments	308,051,778	299,080,876
Intangible Assets, net	205,790,910	214,005,910
Patents and Other Assets, net	120,965,933	107,629,310
Total Other Assets	974,914,252	960,821,727

Total Assets	$2,738,285,062	$2,611,437,552

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$304,728,500	$271,608,976
Other Non-current Liabilities	33,257,035	27,311,507
Shareholders' Investment	2,400,299,527	2,312,517,069
Total Liabilities & Shareholders' Investment	$2,738,285,062	$2,611,437,552

Note: The condensed consolidated balance sheet at December 31, 2023 has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.